Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Third Quarter Earnings
Billings, MT - October 22, 2026 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today reported financial results for the third quarter of 2026. For the quarter, the Company reported net income of $62.2 million, or $0.65 per diluted share, which compares to net income of $83.9 million, or $0.87 per diluted share, for the second quarter of 2026 and net income of $71.4 million, or $0.69 per diluted share, for the third quarter of 2025. The second quarter of 2026 includes a $19.5 million gain related to the sale of the eleven Nebraska branches.
HIGHLIGHTS
•Net interest margin increased to 3.53% for the third quarter of 2026, an 8-basis point increase from the second quarter of 2026 and a 19-basis point increase from the third quarter of 2025.
•Non-performing assets decreased $10.0 million, or 6.1%, to $155.0 million as of September 30, 2026, from $165.0 million as of June 30, 2026 and decreased $30.6 million, or 16.5%, from $185.6 million as of September 30, 2025.
•Criticized loans increased slightly by $2.1 million to $939.5 million as of September 30, 2026, compared to $937.4 million as of June 30, 2026, and decreased $224.6 million, compared to $1,164.1 million as of September 30, 2025.
•Net charge-offs increased $0.2 million to $9.9 million, or an annualized 0.28% of average loans outstanding, as of September 30, 2026, from $9.7 million, or an annualized 0.27% of average loans outstanding, as of June 30, 2026, and increased $7.6 million from $2.3 million, or an annualized 0.06% of average loans outstanding, as of September 30, 2025.
•Total deposits decreased $52.8 million, or 0.2%, to $21,388.5 million as of September 30, 2026, compared to $21,441.3 million as of June 30, 2026, across all interest bearing deposit categories during the third quarter of 2026, which were partially offset by an increase in noninterest bearing deposits. Total deposits decreased $1,216.5 million, or 5.4%, compared to $22,605.0 million as of September 30, 2025, across all deposit categories, primarily driven by the sale of the Arizona and Kansas branches during the fourth quarter of 2025, which included $641.6 million of deposits, as well as the sale of eleven Nebraska branches during the second quarter of 2026, which included $244.2 million of deposits.
•During the third quarter of 2026, the Company repurchased approximately 2.04 million shares of common stock for a total repurchase of $76.3 million. The Company has repurchased approximately 10.02 million shares of its common stock through September 30, 2026 for a total repurchase of $346.6 million since the board of directors authorized the repurchase program in August of 2025. As of September 30, 2026, approximately $103.4 million remained available for future purchases under the $450.0 million authorized since its adoption in August of 2025.
•Common equity tier 1 capital ratio decreased 18 basis points during the third quarter of 2026 to 14.36%, compared to the second quarter of 2026, primarily due to shares repurchased, partially offset by lower risk-weighted assets driven by lower loan balances during the third quarter of 2026.
•Appointed Jeff Lee as the Company’s Executive Vice President and Chief Operations Officer, effective September 14, 2026.
“We are pleased to see meaningful improvement in our net interest margin and an increase in non-interest bearing deposits, as we remain focused on strengthening the quality and earnings power of the franchise,” said James A. Reuter, President and Chief Executive Officer of the Company. “We also continued to execute on our previously announced share repurchase authorization, underscoring our commitment to shareholder returns. Through disciplined capital deployment, operating model optimization, and continued investment in relationship growth, we are building a more efficient organization and remain confident in our ability to deliver improving returns over time.”
DIVIDEND DECLARATION
On October 21, 2026, the Company’s board of directors declared a dividend of $0.47 per common share, payable on November 13, 2026, to common stockholders of record as of November 3, 2026. The dividend equates to a 5.0% annualized yield based on the $37.82 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2026.

NET INTEREST INCOME
Net interest income increased $4.0 million to $206.2 million during the third quarter of 2026, compared to net interest income of $202.2 million during the second quarter of 2026. Net interest income decreased $0.6 million, or 0.3%, during the third quarter of 2026 compared to the third quarter of 2025. The quarterly increase from the second quarter of 2026 was primarily driven by higher yields on interest earning assets and lower interest expense on time deposits, partially offset by lower interest income due to reduced loan balances and interest earning assets. Year-over-year lower interest earning assets and interest bearing liabilities were partially influenced by the reduction in loans and deposits related to the sale of the Arizona and Kansas branches during the fourth quarter of 2025 and the sale of eleven Nebraska branches during the second quarter of 2026, which resulted in a reduction of net interest income in the third quarter of 2026.
Interest accretion attributable to the fair value of acquired loans, related to prior acquisitions, contributed to net interest income during the third quarter of 2026, the second quarter of 2026, and the third quarter of 2025, in the amounts of $2.4 million, $3.5 million, and $3.5 million, respectively.
Net interest margin ratio was 3.53% for the third quarter of 2026, compared to 3.45% during the second quarter of 2026, and 3.34% during the third quarter of 2025. Net FTE (fully-taxable equivalent) interest margin ratio1 was 3.55% for the third quarter of 2026, compared to 3.48% during the second quarter of 2026, and 3.36% during the third quarter of 2025. Excluding interest accretion from the fair value of acquired loans, the adjusted net FTE interest margin ratio1 was 3.51%, an increase of 9 basis points from the prior quarter, primarily driven by higher yields on interest earning assets and lower rates on interest bearing time deposits, partially offset by lower average loan balances and higher security balances. Excluding interest accretion from the fair value of acquired loans, on a year-over-year basis, the adjusted net FTE interest margin ratio increased 21 basis points, primarily as a result of lower cost of deposits and an improved funding mix, partially offset by lower average loan balances.
PROVISION FOR CREDIT LOSSES
During the third quarter of 2026, the Company recorded a provision for credit losses of $10.5 million. This compares to a reduction of provision for credit losses of $3.2 million during the second quarter of 2026 and no provision during the third quarter of 2025.
For the third quarter of 2026, net loan charge-offs were $9.9 million, or an annualized 0.28% of average loans outstanding, compared to net loan charge-offs of $9.7 million, or an annualized 0.27% of average loans outstanding, for the second quarter of 2026 and net loan charge-offs of $2.3 million, or an annualized 0.06% of average loans outstanding, for the third quarter of 2025. Net loan charge-offs in the third quarter of 2026 were composed of charge-offs of $11.9 million offset by recoveries of $2.0 million. Net loan charge-offs in the second quarter of 2026 were composed of charge-offs of $14.0 million, which were offset by recoveries of $4.3 million. Net loan charge-offs in the third quarter of 2025 were composed of charge-offs of $6.7 million, which were offset by recoveries of $4.4 million.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.30% at September 30, 2026, compared to 1.28% at June 30, 2026 and 1.30% at September 30, 2025. Coverage of non-performing loans increased to 120.1% at September 30, 2026, compared to 114.1% at June 30, 2026 and 113.0% at September 30, 2025.
NONINTEREST INCOME

For the Quarter Ended	Sep 30, 2026	Jun 30, 2026	$ Change	% Change	Sep 30, 2025	$ Change	% Change
(Dollars in millions)
Payment services revenues	$16.7	$16.8	$(0.1)	(0.6)%	$16.8	$(0.1)	(0.6)%
Mortgage banking revenues	1.5	1.5	—	—	1.5	—	—
Wealth management revenues	11.1	10.6	0.5	4.7	10.4	0.7	6.7
Service charges on deposit accounts	6.4	6.6	(0.2)	(3.0)	7.0	(0.6)	(8.6)
Other service charges, commissions, and fees	2.1	1.9	0.2	10.5	2.1	—	—
Other income	5.5	24.3	(18.8)	(77.4)	5.9	(0.4)	(6.8)
Total noninterest income	$43.3	$61.7	$(18.4)	(29.8)%	$43.7	$(0.4)	(0.9)%
Noninterest income was $43.3 million for the third quarter of 2026, decreasing $18.4 million compared to the second quarter of 2026 and $0.4 million compared to the third quarter of 2025. The decrease from the second quarter of 2026 was primarily due to the $19.5 million gain recorded in other income related to the sale of the eleven Nebraska branches during the second quarter of 2026.
1 Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and the corresponding table captioned “Non-GAAP Financial Measures” included below for an explanation of the manner in which this measure is calculated and a reconciliation to this measure’s most directly comparable GAAP financial measure.

NONINTEREST EXPENSE

For the Quarter Ended	Sep 30, 2026	Jun 30, 2026	$ Change	% Change	Sep 30, 2025	$ Change	% Change
(Dollars in millions)
Salaries and wages	$65.9	$64.9	$1.0	1.5%	$66.2	$(0.3)	(0.5)%
Employee benefits	19.5	19.0	0.5	2.6	18.2	1.3	7.1
Occupancy and equipment	17.8	18.0	(0.2)	(1.1)	18.5	(0.7)	(3.8)
Other intangible amortization	3.2	3.3	(0.1)	(3.0)	3.4	(0.2)	(5.9)
Other expenses	50.8	53.1	(2.3)	(4.3)	51.6	(0.8)	(1.6)
Other real estate owned expense, net	(0.1)	0.6	(0.7)	NM	—	(0.1)	NM
Total noninterest expense	$157.1	$158.9	$(1.8)	(1.1)%	$157.9	$(0.8)	(0.5)%
The Company’s noninterest expense was $157.1 million for the third quarter of 2026, a decrease of $1.8 million from the second quarter of 2026 and $0.8 million from the third quarter of 2025.
Salaries and wages expense increased $1.0 million to $65.9 million during the third quarter of 2026 compared to the second quarter of 2026, primarily due to higher base salary expense. Salaries and wages expense decreased $0.3 million from $66.2 million during the third quarter of 2025.
Employee benefit expenses increased $0.5 million to $19.5 million during the third quarter of 2026, compared to $19.0 million during the second quarter of 2026 and increased $1.3 million from $18.2 million during the third quarter of 2025. The year-over-year increase is primarily due to higher health insurance costs during the third quarter of 2026.
Other expenses decreased $2.3 million during the third quarter of 2026 compared to the second quarter of 2026, primarily due to a decrease of $1.0 million in professional fees, $0.5 million in donations, and various other expense categories. Other expenses decreased $0.8 million during the third quarter of 2026 compared to the third quarter of 2025.
BALANCE SHEET
Total assets decreased $115.4 million, or 0.4%, to $25,769.6 million as of September 30, 2026, from $25,885.0 million as of June 30, 2026, primarily due to a decrease of $296.0 million in loans held for investment as a result of payoffs and paydowns, which was partially offset by an increase in cash and cash equivalents and investment securities. Total assets decreased $1,563.3 million from $27,332.9 million as of September 30, 2025, primarily due to a decrease of $2,152.4 million in loans which were partially driven by the sale of the $291.5 million in loans related to the branch sales in Arizona and Kansas during the fourth quarter of 2025 and $64.1 million in loans from the sale of eleven branches in Nebraska during the second quarter of 2026. The loan declines were partially offset by an increase in investment securities of $739.4 million.
Investment securities increased $59.6 million to $8,045.2 million as of September 30, 2026, from $7,985.6 million as of June 30, 2026, primarily resulting from purchases of investment securities, partially offset by pay-downs, maturities, called securities, and a $147.6 million decrease in fair market values during the third quarter of 2026. Investment securities increased $739.4 million from $7,305.8 million as of September 30, 2025, primarily resulting from purchases of investment securities, partially offset by a $147.3 million decrease in fair market values during the period, pay-downs, maturities, and called securities.

The following table presents the composition and comparison of loans held for investment as of the quarters-ended:

(Dollars in millions)	Sep 30, 2026	Jun 30, 2026	$ Change	% Change	Sep 30, 2025	$ Change	% Change
Real Estate:
Commercial	$7,876.3	$7,947.9	$(71.6)	(0.9)%	$8,496.4	$(620.1)	(7.3)%
Construction	541.7	576.1	(34.4)	(6.0)	960.8	(419.1)	(43.6)
Residential	2,007.9	2,044.7	(36.8)	(1.8)	2,136.0	(128.1)	(6.0)
Agricultural	553.5	592.1	(38.6)	(6.5)	623.0	(69.5)	(11.2)
Total real estate	10,979.4	11,160.8	(181.4)	(1.6)	12,216.2	(1,236.8)	(10.1)
Consumer:
Indirect	321.3	369.0	(47.7)	(12.9)	540.3	(219.0)	(40.5)
Direct and advance lines	123.6	125.3	(1.7)	(1.4)	134.3	(10.7)	(8.0)
Total consumer	444.9	494.3	(49.4)	(10.0)	674.6	(229.7)	(34.0)
Commercial	2,223.5	2,275.6	(52.1)	(2.3)	2,447.4	(223.9)	(9.1)
Agricultural	346.4	357.3	(10.9)	(3.1)	495.5	(149.1)	(30.1)
Other, including overdrafts	0.3	1.4	(1.1)	(78.6)	10.2	(9.9)	(97.1)
Deferred loan fees and costs	(9.1)	(8.0)	(1.1)	13.8	(9.5)	0.4	(4.2)
Loans held for investment, net of deferred loan fees and costs	$13,985.4	$14,281.4	$(296.0)	(2.1)%	$15,834.4	$(1,849.0)	(11.7)%
The quarter-over-quarter decline in loans was impacted by $47.7 million of continued amortization of the indirect portfolio for which the Company stopped originating loans during the first quarter of 2025, and loan payoffs and paydowns.
The ratio of loans held for investment to deposits was 65.4%, as of September 30, 2026, compared to 66.6% as of June 30, 2026 and 70.1% as of September 30, 2025.
Total deposits decreased $52.8 million, or 0.2%, to $21,388.5 million as of September 30, 2026, from $21,441.3 million as of June 30, 2026, across all interest bearing deposit categories during the third quarter of 2026, which were partially offset by an increase in noninterest bearing deposits. Total deposits decreased $1,216.5 million, or 5.4%, compared to $22,605.0 million as of September 30, 2025, across all deposit categories, primarily driven by the sale of the Arizona and Kansas branches during the fourth quarter of 2025 that included $641.6 million of deposits in addition to the $244.2 million of deposits sold with the eleven Nebraska branches in the second quarter of 2026.
Stockholders’ equity decreased $167.6 million, or 5.0%, to $3,155.0 million as of September 30, 2026, from $3,322.6 million as of June 30, 2026 driven by decreases in accumulated other comprehensive income, dividends, and the repurchase of approximately 2.0 million shares of common stock at a weighted-average price of $37.37 per share pursuant to the stock repurchase program, which were partially offset by an increase in retained earnings. Stockholders’ equity decreased $293.7 million, or 8.5%, from $3,448.7 million as of September 30, 2025 driven by decreases in accumulated other comprehensive income, dividends, and the repurchase of approximately 9.2 million shares of common stock at a weighted-average price of $34.78 per share pursuant to the stock repurchase program, which were partially offset by an increase in retained earnings.
The Company is considered to be “well-capitalized” as of September 30, 2026, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2026, the Company paid regular common stock dividends of approximately $45.2 million, or $0.47 per share.
CREDIT QUALITY
As of September 30, 2026, non-performing assets decreased $10.0 million, or 6.1%, to $155.0 million, compared to $165.0 million as of June 30, 2026, primarily as a result of a decrease in non-accrual loans and a decrease of $1.4 million in OREO.
Criticized loans increased $2.1 million, or 0.2%, to $939.5 million as of September 30, 2026, from $937.4 million as of June 30, 2026.

NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) net FTE interest income; (viii) net FTE interest margin ratio; (ix) adjusted net FTE interest income; and (x) adjusted net FTE interest margin ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average total stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as annualized net income available to common shareholders divided by average tangible common stockholders’ equity. Net FTE interest income is calculated as net interest income, adjusted to include its FTE interest income. Net FTE interest margin ratio is calculated as net FTE interest income divided by average interest earning assets. Adjusted net FTE interest income is calculated as net FTE interest income less purchase accounting interest accretion on acquired loans. Adjusted net FTE interest margin ratio is calculated as annualized adjusted net FTE interest income divided by average interest earning assets. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its GAAP net interest income to include fully taxable equivalent adjustments and further adjusts its net interest income on a fully taxable equivalent basis to exclude purchase accounting interest accretion. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the “Non-GAAP Financial Measures” table included herein and the textual discussion for a reconciliation of the above-described non-GAAP financial measures to their most directly comparable GAAP financial measures.
Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance, financial condition, results of operations, investment portfolio, market position, or events constitute forward-looking statements. Such statements are generally identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues”, “projected,” as well as the negative forms of those words or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” as well as the negative forms of those words or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new or changes in existing governmental regulations or in the way such regulations are interpreted or enforced;
•negative developments in the banking industry and increased regulatory scrutiny;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including, but not limited to, the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT of 2001, the Office of Foreign Assets Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council Guidelines and regulations;
•federal deposit insurance assessment rate increases;
•lending risks and risks associated with loan portfolio concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•credit losses on loans exceeding estimates;
•potential effects on the U.S. economy resulting from the implementation of governmental policies, including tax regulations and changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs and geopolitical uncertainty;
•the soundness of other financial institutions;
•the ability to meet cash flow needs and availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•inability to access funding or to monetize liquid assets;
•changes in interest rates;
•interest rate effect on the value of our investment securities;
•cybersecurity risks, including business disruptions from denial-of-service attacks, network intrusions, business e-mail compromise, and other malicious behavior that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information or otherwise have an adverse effect on us;
•the potential impairment of our goodwill and other intangible assets;
•our reliance on third parties that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•mainstream and social media contagion;
•the loss of the services of key members of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including potential environmental remediation;
•the effectiveness of our operational processes, policies and procedures, and internal control over financial reporting;
•our ability to implement technology-facilitated products and services or be successful in marketing these products and services to our clients;
•the development and use of artificial intelligence ("AI");
•risks related to acquisitions, mergers, strategic partnerships, divestitures, and other transactions;
•competition from new or existing financial institutions and non-banks;
•investing in technology;
•incurrence of significant costs related to mergers and related integration activities;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions in our certificate of incorporation and regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•the possibility that we may fail to realize the anticipated benefits of our stock repurchase program;
•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the effect of global conditions, earthquakes, volcanoes, tsunamis, floods, fires, drought, and other natural catastrophic events; and
•the impact of climate change and environmental sustainability matters.
The foregoing factors are not necessarily all of the factors that could cause our actual results, performance, or achievements to differ materially from expectations. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Third Quarter 2026 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the third quarter of 2026 at 9:30 a.m. Eastern Time (7:30 a.m. Mountain Time) on Friday, October 23, 2026. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-833-461-5787; the access code is 160448756. To participate via the Internet, visit www.FIBK.com. The webcast call will be recorded and made available for replay on October 23, 2026, after 1:30 p.m. Eastern Time (11:30 a.m. Mountain Time), through October 22, 2027, prior to 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time), by visiting http://events.q4inc.com/attendee/160448756. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Colorado, Idaho, Iowa, Missouri, Montana, Nebraska, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	David P. Della Camera, CFA	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5363 investor.relations@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	3Q26 vs 2Q26	3Q26 vs 3Q25
Net interest income	$206.2	$202.2	$200.7	$206.4	$206.8	2.0%	(0.3)%
Net interest income on a fully-taxable equivalent ("FTE") basis	207.3	203.6	202.0	207.7	208.2	1.8	(0.4)
Provision for (reduction of) credit losses	10.5	(3.2)	6.7	7.1	—	NM	NM
Noninterest income:
Payment services revenues	16.7	16.8	15.6	16.2	16.8	(0.6)	(0.6)
Mortgage banking revenues	1.5	1.5	1.3	1.1	1.5	—	—
Wealth management revenues	11.1	10.6	10.5	10.7	10.4	4.7	6.7
Service charges on deposit accounts	6.4	6.6	6.5	6.5	7.0	(3.0)	(8.6)
Other service charges, commissions, and fees	2.1	1.9	2.1	2.3	2.1	10.5	—
Total fee-based revenues	37.8	37.4	36.0	36.8	37.8	1.1	—
Other income	5.5	24.3	5.1	69.8	5.9	(77.4)	(6.8)
Total noninterest income	43.3	61.7	41.1	106.6	43.7	(29.8)	(0.9)
Noninterest expense:
Salaries and wages	65.9	64.9	68.5	74.8	66.2	1.5	(0.5)
Employee benefits	19.5	19.0	21.2	18.5	18.2	2.6	7.1
Occupancy and equipment	17.8	18.0	18.6	19.6	18.5	(1.1)	(3.8)
Other intangible amortization	3.2	3.3	3.3	3.4	3.4	(3.0)	(5.9)
Other expenses	50.8	53.1	47.1	50.4	51.6	(4.3)	(1.6)
Other real estate owned expense, net	(0.1)	0.6	(1.1)	—	—	NM	NM
Total noninterest expense	157.1	158.9	157.6	166.7	157.9	(1.1)	(0.5)
Income before income tax	81.9	108.2	77.5	139.2	92.6	(24.3)	(11.6)
Provision for income tax	19.7	24.3	17.3	30.4	21.2	(18.9)	(7.1)
Net income	$62.2	$83.9	$60.2	$108.8	$71.4	(25.9)%	(12.9)%

Weighted-average basic shares outstanding	94,805	96,583	98,881	100,791	103,154	(1.8)%	(8.1)%
Weighted-average diluted shares outstanding	95,092	96,786	99,241	101,096	103,387	(1.8)	(8.0)
Earnings per share - basic	$0.66	$0.87	$0.61	$1.08	$0.69	(24.1)	(4.3)
Earnings per share - diluted	0.65	0.87	0.61	1.08	0.69	(25.3)	(5.8)

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	3Q26 vs 2Q26	3Q26 vs 3Q25
Assets:
Cash and due from banks	$337.4	$344.2	$321.7	$358.2	$382.7	(2.0)%	(11.8)%
Interest bearing deposits in banks	915.2	822.8	886.9	951.4	1,066.4	11.2	(14.2)
Federal funds sold	—	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,252.6	1,167.1	1,208.7	1,309.7	1,449.2	7.3	(13.6)
Investment securities, net	8,045.2	7,985.6	8,010.0	7,630.2	7,305.8	0.7	10.1
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	106.3	106.3	106.3	106.3	106.8	—	(0.5)
Loans held for sale, at fair value	2.2	2.1	70.8	73.6	305.6	4.8	(99.3)
Loans held for investment	13,985.4	14,281.4	14,728.4	15,201.6	15,834.4	(2.1)	(11.7)
Allowance for credit losses	(181.4)	(182.2)	(195.8)	(191.4)	(205.8)	(0.4)	(11.9)
Net loans held for investment	13,804.0	14,099.2	14,532.6	15,010.2	15,628.6	(2.1)	(11.7)
Goodwill and intangible assets (excluding mortgage servicing rights)	1,172.2	1,175.6	1,178.9	1,182.2	1,185.5	(0.3)	(1.1)
Company-owned life insurance	530.2	528.1	524.6	523.0	520.2	0.4	1.9
Premises and equipment	405.7	412.8	403.1	406.6	415.1	(1.7)	(2.3)
Other real estate owned	3.9	5.3	6.6	3.4	3.4	(26.4)	14.7
Mortgage servicing rights	21.5	22.0	22.5	23.1	23.8	(2.3)	(9.7)
Other assets	425.8	380.9	362.7	372.3	388.9	11.8	9.5
Total assets	$25,769.6	$25,885.0	$26,426.8	$26,640.6	$27,332.9	(0.4)	(5.7)

Liabilities and stockholders' equity:
Deposits	$21,388.5	$21,441.3	$21,883.0	$22,088.3	$22,605.0	(0.2)%	(5.4)%
Securities sold under repurchase agreements	484.2	455.2	476.1	479.6	485.2	6.4	(0.2)
Long-term debt	146.8	146.8	146.7	146.3	146.2	—	0.4
Subordinated debentures held by subsidiary trusts	149.9	149.9	149.9	149.8	163.1	—	(8.1)
Other liabilities	445.2	369.2	412.6	329.6	484.7	20.6	(8.1)
Total liabilities	22,614.6	22,562.4	23,068.3	23,193.6	23,884.2	0.2	(5.3)
Stockholders' equity:
Common stock	2,125.5	2,199.5	2,265.5	2,350.9	2,439.3	(3.4)	(12.9)
Retained earnings	1,343.6	1,326.6	1,288.7	1,274.2	1,213.5	1.3	10.7
Accumulated other comprehensive loss	(314.1)	(203.5)	(195.7)	(178.1)	(204.1)	54.3	53.9
Total stockholders' equity	3,155.0	3,322.6	3,358.5	3,447.0	3,448.7	(5.0)	(8.5)
Total liabilities and stockholders' equity	$25,769.6	$25,885.0	$26,426.8	$26,640.6	$27,332.9	(0.4)	(5.7)

Common shares outstanding at period end	93,515	95,548	97,446	101,106	103,967	(2.1)%	(10.1)%
Book value per common share at period end	$33.74	$34.77	$34.47	$34.09	$33.17	(3.0)	1.7
Tangible book value per common share at period end**	21.20	22.47	22.37	22.40	21.77	(5.7)	(2.6)

**Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation of book value per common share (GAAP) at period end to tangible book value per common share (non-GAAP) at period end.
NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	3Q26 vs 2Q26	3Q26 vs 3Q25

Loans held for investment:
Real Estate:
Commercial	$7,876.3	$7,947.9	$8,040.5	$8,144.4	$8,496.4	(0.9)%	(7.3)%
Construction	541.7	576.1	669.1	837.2	960.8	(6.0)	(43.6)
Residential	2,007.9	2,044.7	2,084.3	2,108.8	2,136.0	(1.8)	(6.0)
Agricultural	553.5	592.1	619.2	629.0	623.0	(6.5)	(11.2)
Total real estate	10,979.4	11,160.8	11,413.1	11,719.4	12,216.2	(1.6)	(10.1)
Consumer:
Indirect	321.3	369.0	419.4	477.5	540.3	(12.9)	(40.5)
Direct	123.6	125.3	128.0	131.5	134.3	(1.4)	(8.0)
Total consumer	444.9	494.3	547.4	609.0	674.6	(10.0)	(34.0)
Commercial	2,223.5	2,275.6	2,342.9	2,359.6	2,447.4	(2.3)	(9.1)
Agricultural	346.4	357.3	426.8	520.2	495.5	(3.1)	(30.1)
Other	0.3	1.4	5.8	1.7	10.2	(78.6)	(97.1)
Deferred loan fees and costs	(9.1)	(8.0)	(7.6)	(8.3)	(9.5)	13.8	(4.2)
Loans held for investment	$13,985.4	$14,281.4	$14,728.4	$15,201.6	$15,834.4	(2.1)	(11.7)

Deposits:
Noninterest bearing	$5,446.4	$5,312.0	$5,229.0	$5,286.8	$5,555.7	2.5%	(2.0)%
Interest bearing:
Demand	6,112.0	6,143.7	6,257.3	6,319.7	6,324.7	(0.5)	(3.4)
Savings	7,701.2	7,785.4	7,961.7	7,843.5	7,954.0	(1.1)	(3.2)
Time, $250 thousand and over	584.7	612.7	694.7	792.9	851.1	(4.6)	(31.3)
Time, other	1,544.2	1,587.5	1,740.3	1,845.4	1,919.5	(2.7)	(19.6)
Total interest bearing	15,942.1	16,129.3	16,654.0	16,801.5	17,049.3	(1.2)	(6.5)
Total deposits	$21,388.5	$21,441.3	$21,883.0	$22,088.3	$22,605.0	(0.2)	(5.4)

Total core deposits (1)	$20,803.8	$20,828.6	$21,188.3	$21,295.4	$21,753.9	(0.1)%	(4.4)%

(1) Core deposits are defined as total deposits less time deposits, $250 thousand and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025	3Q26 vs 2Q26	3Q26 vs 3Q25

Allowance for Credit Losses:
Allowance for credit losses	$181.4	$182.2	$195.8	$191.4	$205.8	(0.4)%	(11.9)%
As a percentage of loans held for investment	1.30%	1.28%	1.33%	1.26%	1.30%
As a percentage of non-accrual loans	120.85	115.03	126.49	143.37	113.33

Net loan charge-offs during quarter	$9.9	$9.7	$2.4	$22.1	$2.3	2.1%	NM
Annualized as a percentage of average loans	0.28%	0.27%	0.06%	0.56%	0.06%

Non-Performing Assets:
Non-accrual loans	$150.1	$158.4	$154.8	$133.5	$181.6	(5.2)%	(17.3)%
Accruing loans past due 90 days or more	1.0	1.3	1.1	1.4	0.6	(23.1)	66.7
Total non-performing loans	151.1	159.7	155.9	134.9	182.2	(5.4)	(17.1)
Other real estate owned	3.9	5.3	6.6	3.4	3.4	(26.4)	14.7
Total non-performing assets	$155.0	$165.0	$162.5	$138.3	$185.6	(6.1)%	(16.5)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	1.11%	1.15%	1.10%	0.91%	1.17%
Total assets	0.60	0.64	0.61	0.52	0.68

Non-accrual loans to loans held for investment	1.07	1.11	1.05	0.88	1.15

Allowance for credit losses coverage of non-performing loans	120.05	114.09	125.59	141.88	112.95

Accruing Loans 30-89 Days Past Due	$36.2	$24.3	$71.9	$82.7	$28.5	49.0%	27.0%

Criticized Loans:
Special Mention	$412.2	$421.0	$544.1	$566.3	$697.5	(2.1)%	(40.9)%
Substandard	466.8	445.5	421.1	441.4	416.9	4.8	12.0
Doubtful	60.5	70.9	68.0	44.1	49.7	(14.7)	21.7
Total	$939.5	$937.4	$1,033.2	$1,051.8	$1,164.1	0.2%	(19.3)%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Quarter ended:
	Sep 30, 2026		Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025
Annualized Financial Ratios (GAAP)
Return on average assets	0.96%		1.29%	0.92%	1.60%	1.04%
Return on average common stockholders' equity	7.54		10.02	7.08	12.40	8.22
Yield on average earning assets	4.68		4.65	4.63	4.67	4.73
Cost of average interest bearing liabilities	1.57		1.60	1.64	1.77	1.90
Interest rate spread	3.11		3.05	2.99	2.90	2.83
Efficiency ratio	61.68		58.96	63.81	52.17	61.68
Loans held for investment to deposit ratio	65.39		66.61	67.31	68.82	70.05

Annualized Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.55%		3.48%	3.43%	3.38%	3.36%
Tangible book value per common share	$21.20		$22.47	$22.37	$22.40	$21.77
Tangible common stockholders' equity to tangible assets	8.06%		8.69%	8.63%	8.90%	8.66%
Return on average tangible common stockholders' equity	11.75		15.43	10.77	18.79	12.53

Consolidated Capital Ratios
Total risk-based capital to total risk-weighted assets	17.16%	*	17.30%	17.07%	17.06%	16.62%
Tier 1 risk-based capital to total risk-weighted assets	14.36	*	14.54	14.30	14.38	13.90
Tier 1 common capital to total risk-weighted assets	14.36	*	14.54	14.30	14.38	13.90
Leverage Ratio	9.49	*	9.59	9.56	9.61	9.60

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see “Non-GAAP Financial Measures” included herein for a reconciliation of net interest margin (GAAP) to net FTE interest margin ratio (non-GAAP), book value per common share (GAAP) to tangible book value per common share (non-GAAP), average common stockholders’ equity to average assets (GAAP) to tangible common stockholders’ equity to tangible assets (non-GAAP), and return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(In millions, except %)	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate
Interest earning assets:
Loans (1)	$14,165.6	$202.3	5.67%	$14,524.6	$203.5	5.62%	$16,419.0	$235.0	5.68%
Investment securities
Taxable (2)	7,879.4	61.0	3.07	7,873.5	58.8	3.00	7,144.7	47.8	2.65
Tax-exempt	173.8	0.7	1.60	175.1	0.9	2.06	180.0	0.9	1.98
Investment in FHLB and FRB stock	106.3	1.4	5.23	106.5	1.3	4.90	107.9	1.3	4.78
Interest bearing deposits in banks	857.3	8.2	3.79	805.1	7.5	3.74	737.8	8.4	4.52
Federal funds sold	—	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$23,182.4	$273.6	4.68%	$23,484.9	$272.0	4.65%	$24,589.5	$293.4	4.73%
Noninterest earning assets	2,642.2			2,622.5			2,702.9
Total assets	$25,824.6			$26,107.4			$27,292.4
Interest bearing liabilities:
Demand deposits	$6,152.3	$13.3	0.86%	$6,252.5	$14.0	0.90%	$6,326.4	$15.7	0.98%
Savings deposits	7,685.7	32.7	1.69	7,789.8	32.9	1.69	7,841.2	37.8	1.91
Time deposits	2,164.8	14.2	2.60	2,302.4	15.6	2.72	2,782.1	23.4	3.34
Repurchase agreements	476.1	1.0	0.83	460.1	0.9	0.78	490.8	1.2	0.97
Other borrowed funds	—	—	—	4.0	—	NM	23.0	0.4	6.90
Long-term debt	146.8	2.6	7.03	146.8	2.6	7.10	201.1	3.8	7.50
Subordinated debentures held by subsidiary trusts	149.9	2.5	6.62	149.9	2.4	6.42	163.1	2.9	7.05
Total interest bearing liabilities	$16,775.6	$66.3	1.57%	$17,105.5	$68.4	1.60%	$17,827.7	$85.2	1.90%
Noninterest bearing deposits	5,360.4			5,290.5			5,548.7
Other noninterest bearing liabilities	414.8			353.7			468.2
Stockholders’ equity	3,273.8			3,357.7			3,447.8
Total liabilities and stockholders’ equity	$25,824.6			$26,107.4			$27,292.4
Net FTE interest income (non-GAAP)(4)		$207.3			$203.6			$208.2
Less FTE adjustments (3)		(1.1)			(1.4)			(1.4)
Net interest income from consolidated statements of income		$206.2			$202.2			$206.8
Interest rate spread			3.11%			3.05%			2.83%
Net interest margin			3.53			3.45			3.34
Net FTE interest margin ratio (non-GAAP)(4)			3.55			3.48			3.36
Cost of funds, including noninterest bearing demand deposits (5)			1.19			1.23			1.45

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material for the periods presented.

(2) Includes average balance of unsettled trades on investment securities.
(3) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax-exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(4) Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation to GAAP measures.
(5) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus noninterest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2026	Jun 30, 2026	Mar 31, 2026	Dec 31, 2025	Sep 30, 2025
Total common stockholders' equity (GAAP)	(A)	$3,155.0	$3,322.6	$3,358.5	$3,447.0	$3,448.7
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,172.2	1,175.6	1,178.9	1,182.2	1,185.5
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,982.8	$2,147.0	$2,179.6	$2,264.8	$2,263.2

Total assets (GAAP)		$25,769.6	$25,885.0	$26,426.8	$26,640.6	$27,332.9
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,172.2	1,175.6	1,178.9	1,182.2	1,185.5
Tangible assets (Non-GAAP)	(C)	$24,597.4	$24,709.4	$25,247.9	$25,458.4	$26,147.4

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,273.8	$3,357.7	$3,446.6	$3,481.3	$3,447.8
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,173.8	1,177.0	1,180.3	1,183.7	1,187.1
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,100.0	$2,180.7	$2,266.3	$2,297.6	$2,260.7

Net interest income (GAAP)	(F)	$206.2	$202.2	$200.7	$206.4	$206.8
FTE interest income		1.1	1.4	1.3	1.3	1.4
Net FTE interest income (Non-GAAP)	(G)	207.3	203.6	202.0	207.7	208.2
Less purchase accounting accretion on acquired loans		2.4	3.5	3.1	2.6	3.5
Adjusted net FTE interest income (Non-GAAP)	(H)	$204.9	$200.1	$198.9	$205.1	$204.7

Average interest earning assets	(I)	$23,182.4	$23,484.9	$23,868.3	$24,358.2	$24,589.5
Total quarterly average assets	(J)	25,824.6	26,107.4	26,481.5	27,026.8	27,292.4
Annualized net income available to common shareholders	(K)	246.8	336.5	244.1	431.7	283.3
Common shares outstanding	(L)	93,515	95,548	97,446	101,106	103,967

Return on average assets (GAAP)	(K) / (J)	0.96%	1.29%	0.92%	1.60%	1.04%
Return on average common stockholders' equity (GAAP)	(K) / (D)	7.54	10.02	7.08	12.40	8.22
Average common stockholders' equity to average assets (GAAP)	(D) / (J)	12.68	12.86	13.02	12.88	12.63
Book value per common share (GAAP)	(A) / (L)	$33.74	$34.77	$34.47	$34.09	$33.17
Tangible book value per common share (Non-GAAP)	(B) / (L)	21.20	22.47	22.37	22.40	21.77
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B) / (C)	8.06%	8.69%	8.63%	8.90%	8.66%
Return on average tangible common stockholders' equity (Non-GAAP)	(K) / (E)	11.75	15.43	10.77	18.79	12.53
Net interest margin (GAAP)	(F*) / (I)	3.53	3.45	3.41	3.36	3.34
Net FTE interest margin ratio (Non-GAAP)	(G*) / (I)	3.55	3.48	3.43	3.38	3.36
Adjusted net FTE interest margin ratio (Non-GAAP)	(H*) / (I)	3.51	3.42	3.38	3.34	3.30

*Annualized